UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2008

SmartHeat Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53052	98-0514768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7
Shenyang Economic and Technological Development Zone
Shenyang, China 110027
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: +86 (24) 2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2008, SmartHeat Inc. ("SmartHeat" or the "Company") entered into the Share Exchange Agreement (the "Purchase Agreement") between Asialink (Far East) Limited ("Asialink") and the Company providing for the acquisition by the Company from Asialink of all of the outstanding capital stock (the "Shares") of San De Ke Co., Ltd., a Shanghai - based manufacturer of heat plate exchangers ("San De Ke"). The purchase price for the Shares is $741,516, of which $222,455 is payable within 15 days after the signature date of the Agreement, $370,758 is payable within 15 days after all necessary documents have been filed with government agencies, and $148,303 of which is payable within 15 days after the purchase has been approved and registered by the government agencies.

Under the terms of the Agreement, two of the shareholders of San De Ke have agreed not to compete with the business of San De Ke for a period of four years after the completion of the purchase.

Item 8.01 Other Events.

On September 25, 2008, SmartHeat acquired all of the outstanding capital stock of San De Ke pursuant to the Purchase Agreement described in Item 1.01 of this Current Report on Form 8-K. San De Ke has an annual production capacity of approximately 4,000 plate heat exchangers. In 2007, San De Ke's unaudited revenue was approximately US$ 2.59 million as recorded under US GAAP. San De Ke was founded in October 2004 to capitalize and expand on the increasing need for energy saving and environmentally friendly products within China. Its client base spans a wide range of industries including manufacturing, consumer, chemical, and energy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008

SMARTHEAT INC.

By:	/s/ Jun Wang
Jun Wang
Chief Executive Officer